Exhibit 99.2
August 16, 2006
Consent of FMV Opinions, Inc.

The Board of Directors
Mossimo, Inc.
and
The Board of Directors
Iconix Brand Group, Inc.

We consent to the use of our fairness opinion dated April 26, 2006 included in this proxy statement/prospectus, and to the references to our firm therein.

/s/ FMV Opinions, Inc.
Irvine, CA